UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 16, 2009

FIFTH THIRD BANCORP

(Exact Name of Registrant as Specified in Its Charter)

OHIO

(State or Other Jurisdiction of Incorporation)

001-33653	31-0854434
(Commission File Number)	(IRS Employer Identification No.)

Fifth Third Center 38 Fountain Square Plaza, Cincinnati, Ohio	45263
(Address of Principal Executive Offices)	(Zip Code)

(800) 972-3030

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On September 16, 2009, Fifth Third Bancorp will present at the Barclays Capital Global Financial Services Conference. A copy of this presentation is attached as Exhibit 99.1.

Item 8.01	Other Events

Fifth Third today filed a presentation being given at an investment banking conference. In its presentation, Fifth Third is providing a current update of its expectations for third quarter credit performance, which include the results of the Shared National Credit (SNC) examination recently conducted by supervisory authorities for regulated institutions.

Fifth Third currently expects total net charge-offs in the third quarter to be approximately $775 million, compared with $626 million in the second quarter. Fifth Third currently expects net charge-offs to include approximately $110 million in net charge-offs related to SNC credits compared with $17 million in the second quarter. Fifth Third currently expects commercial loan net charge-offs to be approximately $500-525 million and consumer loan net charge-offs to be approximately $250-260 million in the third quarter. Fifth Third currently expects nonperforming assets in the loan portfolio to increase approximately 20% from $2.8 billion at the end of the second quarter to approximately $3.4 billion at the end of the third quarter, with approximately $150 million of the growth related to SNC credits.

Fifth Third currently expects SNC-related charge-offs in the fourth quarter of 2009 to be significantly below those it expects in the third quarter.

Operating trends for the third quarter are expected to be broadly in line with trends previously expected and communicated at the time of our second quarter 2009 earnings announcement on July 23, 2009.

The information in this Item 7.01 and Exhibit 99.1 attached hereto shall not be deemed filed for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference.

Item 9.01	Financial Statements and Exhibits

Exhibit 99.1	Fifth Third Bancorp Presentation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH THIRD BANCORP
(Registrant)

September 16, 2009	/s/ Ross J. Kari
Ross J. Kari
Executive Vice President and
Chief Financial Officer